EXHIBIT 99.1

UTMD Reports Audited Year 2022 and Fourth Quarter Financial Performance

Contact: Brian Koopman (801) 566-1200January 31, 2023

Salt Lake City, Utah – Utah Medical Products, Inc. (Nasdaq: UTMD) finished the calendar year with a solid fourth quarter (4Q) performance, which allowed financial results for the year 2022 exceeding management’s beginning of year projections, despite many challenges.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

A summary comparison of 4Q and calendar year 2022 income statement measures with the same periods of 2021 follows:

             4Q                 Year

2022 to 2021 Comparison                           (October–December)     (January-December)

Revenues (Sales):	+ 5%	+ 7%
Gross Profit (GP):	+ 3%	+ 4%
Operating Income (OI):	(1%)	+ 5%
Income Before Tax (EBT): Net Income (NI):	+ 8% + 10%	+ 8% + 11%
Earnings Per Share (EPS):	+ 11%	+ 12%

Sales invoiced in foreign currencies, which represented 25% of total consolidated sales (when expressed in USD) during 2022, were substantially diminished by a stronger USD.  Using the same foreign currency exchange (FX) rates as in the prior year (“constant currency” sales), revenues in 4Q 2022 were up 9%, and for the 2022 year were up almost 10%.

Profit margins in 4Q and year 2022 compared to 4Q and year 2021 follow:

	4Q 2022 (Oct – Dec)	4Q 2021 (Oct-Dec)	2022 (Jan–Dec)	2021 (Jan–Dec)
Gross Profit Margin (GP/ sales):	61.3%	62.8%	61.6%	63.0%
Operating Income Margin (OI/ sales):	37.3%	39.7%	37.9%	38.5%
Income Before Tax Margin (EBT/ sales):	41.2%	40.1%	39.5%	38.9%
Net Income Margin (US GAAP)¹: Net Income Margin (Non-US GAAP)²:	33.6% 33.6%	32.0% 32.0%	31.5% 31.5%	30.1% 30.9%

¹ The Net Income Margin is NI (after subtracting a provision for income taxes) divided by sales.

² A deferred tax liability (DTL) adjustment occurred in 2Q 2021 that is the difference in US GAAP and    Non-US GAAP annual Net Income Margin. Please see the explanation below.

UTMD’s GP Margin (GPM) was primarily diluted from proportionately greater variable manufacturing costs, including raw materials, incoming freight, sterilization and direct labor, than UTMD’s price increases for goods sold to customers.  UTMD’s OI Margin, in addition to incorporating the lower GPM, was impacted by substantial legal costs which did not occur in the prior year.  The EBT Margin, on the other hand, benefitted from Non-operating Income from higher interest earned on higher cash balances.

The above annual changes in NI and EPS according to U.S. Generally Accepted Accounting Principles (US GAAP) reflects an unfavorable 2Q 2021 adjustment to UTMD’s long term DTL. The 2021 DTL adjustment increased the balance of Femcare identifiable intangible assets (IIA) which will be amortized through 1Q 2026. According to US GAAP, the future income tax impact of a change in DTL must be recognized in the tax provision of the calendar quarter in which a tax law change is enacted. In 2Q 2021, a $390 increase in the DTL over the remaining five years of Femcare IIA amortization occurred because in

June 2021, UK parliament ratified the Finance Minister’s plan to increase the UK corporate income tax rate from 19% to 25% beginning on April 1, 2023, which affects deferred taxes for IIA to be amortized after April 1, 2023 until fully amortized as of 1Q 2026. (As stockholders may remember, the DTL was initiated as of the 2011 acquisition of Femcare because the expense from amortizing Femcare IIA, most of which is occurring over a fifteen year time span from the acquisition date, is not tax-deductible in the UK.)

UTMD management believes that the presentation of income statement results excluding the DTL adjustment in 2021 provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s year-to-year comparative operating results. The non-GAAP exclusion only affects the year-to-year comparison, resulting in a more conservative increase in Net Income and Earnings Per Share.

Excluding the 2Q 2021 DTL increase due to a UK corporate income tax rate change starting in 2023, the resulting comparison of non-US GAAP NI and EPS changes follows:

Year 2022 to Year 2021

NI (non-US GAAP):	+ 9%
EPS (non-US GAAP):	+ 9%

In other words, excluding the income tax provision adjustment which resulted from the DTL change in 2Q 2021, the comparison of annual increases in Net Income and EPS were similar to the improvement in Income Before Taxes (EBT).

UTMD’s December 31, 2022 Balance Sheet, in the continued absence of debt, further strengthened. After using $2,495 cash to repurchase UTMD stock, $3,163 cash to pay stockholder dividends and $809 for new manufacturing equipment and tooling during 2022, ending Cash and Investments were $75.1 million on December 31, 2022 compared to $61.0 million on December 31, 2021. In addition, in order to hedge against ongoing supply chain disruption, UTMD used its cash trove to increase inventories $2.2 million, a 34% increase from the end of 2021. Stockholders’ Equity (SE) increased $7.1 million as of December 31, 2022 from December 31, 2021 despite the fact that the $5.7 in stock repurchases and stockholder dividends reduced SE.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of calendar year 2022 compared to the end of 2021 and the end of 3Q 2022 follow:

	12-31-22	12-31-21	Change	9-30-22	Change
GBP	1.20771	1.35358	(10.8%)	1.11303	8.5%
EUR	1.06940	1.13765	( 6.0%)	0.97878	9.3%
AUD	0.68050	0.72678	( 6.4%)	0.64366	5.7%
CAD	0.73899	0.79016	( 6.5%)	0.72722	1.6%

Revenues (sales) - 4Q 2022

Total consolidated 4Q 2022 UTMD worldwide (WW) sales were $661 (+5.1%) higher than in 4Q 2021. Total constant currency sales were $1,132 (+8.8%) higher. U.S. domestic sales were 7% lower and outside the U.S. (OUS) sales were 25% higher than in 4Q 2021.

Domestic U.S. sales in 4Q 2022 were $7,542 compared to $8,104 in 4Q 2021.  Domestic sales are invoiced in USD and are not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and the acquisition history. Direct non-Filshie device sales, representing 50% of total domestic sales, were $354 (9%) lower in 4Q 2022 than in 4Q 2021. The decrease was due in part from UTMD’s contract sterilizer being unable to complete its committed year-end processing on schedule, delaying shipments into 1Q 2023.  OEM sales, representing 33% of total domestic sales, were $36 (1%) lower due to supply chain disruption which postponed delivery of needed raw materials. Direct Filshie device sales, representing 17% of total domestic sales, were $172 (12%) lower in 4Q 2022 compared to 4Q 2021.  The medical trend post C-section to perform a salpingectomy/ oophorectomy (removal of Fallopian tubes and/or ovaries) instead of tubal ligation in the U.S. continued.

OUS sales in 4Q 2022 were $6,033 compared to $4,809 in 4Q 2021. An extra $564 shipment for DPT kits occurred in 4Q 2022 to UTMD’s China distributor, which shipment had been scheduled to ship in  3Q 2022, but was delayed due to contract sterilizer capacity constraints in Ireland.  Disregarding the negative FX rates impact, OUS sales in 4Q 2022 were up 35% compared to 4Q 2021. This is evidence that results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

For clarity, 4Q 2022 USD-denominated OUS sales compared to 4Q 2021 OUS sales were $471 lower as a result of a stronger USD which reduced OUS net sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms).  “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 4Q 2022 and 4Q 2021 for revenue purposes follow:

4Q 20224Q 2021    Change

GBP 1.1788 1.3482( 12.6%)

EUR 1.0192 1.1494( 11.3%)

AUD 0.6530 0.7306( 10.6%)

CAD 0.7361 0.7946(   7.4%)

The combined weighted-average negative FX impact was (11.2%).  The portion of OUS sales invoiced in foreign currencies in USD terms were 27% of total consolidated 4Q 2022 sales compared to 26% in 4Q 2021.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  In USD terms, export sales to OUS distributors from Ireland represented 71% of total OUS distributor sales. Export sales from the U.S. to OUS distributors are invoiced in USD.  Sales to OUS distributors were 44% higher in 4Q 2022 than in 4Q 2021 due to the extra China shipment and higher Ireland OEM shipments. Direct to end-user OUS shipments are generally invoiced in the applicable local currency.  Despite a double-digit percentage decline in most of the OUS FX rates, direct to end-user OUS 4Q 2022 sales in USD terms were only 5% lower in Ireland, 10% higher in Canada, and 17% higher in the UK, but 19% lower in France, than in 4Q 2021.  Direct to end-user sales in Australia, which included New Zealand, were 32% lower.

Sales -2022 Year

Total consolidated 2022 UTMD worldwide (WW) USD sales were $3,228 (+6.6%) higher than in 2021. Constant currency sales were $4,661 (+9.5%) higher than in 2021. U.S. domestic sales were 4% higher and OUS USD sales were 10% higher. Without the hindrance of a stronger USD in converting foreign currency sales, OUS sales were 18% higher.

Domestic U.S. sales in 2022 were $31,971 compared to $30,659 in 2021.  Direct device sales other than Filshie, representing 50% of total domestic sales, were $848 (+6%) higher in 2022 than in 2021, despite the year-end $184 sterilizer delay. OEM sales, representing 34% of total domestic sales, were $1,321 (+14%) higher. Direct Filshie device sales, representing 16% of total domestic sales, were $857 (14%) lower in 2022 compared to 2021.

OUS USD sales in 2022 were 10% higher at $20,310 compared to $18,395 in 2021. The increase in USD-denominated OUS sales was reduced as a result of a stronger USD which subtracted $1,433 in OUS sales invoiced in GBP, EUR, AUD and CAD foreign currencies (compared to constant currency terms).  FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 2022 and 2021 for revenue purposes follow:

2022 2021         Change

GBP 1.2287 1.3760( 10.7%)

EUR 1.0520 1.1828( 11.1%)

AUD 0.6932 0.7514(   7.7%)

CAD 0.7683 0.7977(   3.7%)

The combined weighted-average unfavorable FX impact on 2022 foreign currency OUS sales was 9.9%, decreasing reported USD sales by $1,433 relative to the same foreign currency sales in 2021.  In constant currency terms, OUS sales in 2022 were 18.2% higher than OUS sales in 2021. The portion of OUS sales invoiced in foreign currencies in USD terms was 25% of total consolidated 2022 USD sales compared to 27% in 2021. Including the substantial negative impact of FX rates, direct to end-user OUS 2022 sales in USD terms were the same in Ireland, 6% lower in Canada, 13% lower in France and 15% higher in the UK. Direct to end-user sales in Australia, which included New Zealand, were 26% lower. USD denominated sales to OUS distributors were 21% higher in 2022 than in 2021.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers. UTMD’s GP was $215 (+2.6%) higher in 4Q 2022 than in 4Q 2021, and $1,280 (+4.1%) higher in calendar year 2022 than in 2021. UTMD increased prices for almost all of its devices at the beginning of 2022, and again in mid-year primarily for OEM customers, but manufacturing costs in Utah, where about 60% of the Company’s product revenues are manufactured, increased at a rate more than double UTMD’s average price increases, resulting in a lower overall GPM. U.S. direct labor and raw material costs increased more than 10%, while manufacturing overhead (MOH) costs increased more than 20%.  As examples of MOH, the Company experienced an unfavorable year for its self-insured U.S. health care plan, a doubling of freight for incoming materials and significantly more engineering dedicated to process improvements. Managing variable manufacturing costs will continue to be a significant challenge in 2023.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP. OI in 4Q 2022 was $5,070 compared to $5,129 in 4Q 2021.  The $59 lower 4Q 2022 OI was a decrease of 1.2%.  The primary reason for the lower 4Q OI was $261 in 4Q 2022 litigation expenses compared to just $12 in 4Q 2021.  Litigation expenses are included in General and Administrative (G&A) expenses.  For the year 2022, OI was $19,790 compared to $18,880 in 2021, a 4.8% increase, despite $670 in litigation expenses compared to $22 in 2021.

Without the litigation expense difference, USD OE were almost the same in 4Q 2022 and 4Q 2021  helped by a stronger USD converting OUS OE.  For the year, litigation expenses were $670 in 2022 compared to $22 in 2021.  Litigation expenses in both years were the result of U.S. product liability litigation which remains in discovery. UTMD must defend its longstanding reputation for providing very safe and effective devices. A stronger USD substantially decreased consolidated USD sales in 2022, but it also helped decrease the USD-denominated OE of UTMD’s foreign subsidiaries by $118 in 4Q 2022 and $385 in year 2022.

OE are comprised of Sales and Marketing (S&M) expenses, G&A expenses and Product Development (R&D) expenses. The following table summarizes OE in 4Q and year 2022 compared to the same periods in 2021 by OE category:

OE Category	4Q 2022	% of sales	4Q 2021	% of sales	2022	% of sales	2021	% of sales
S&M:	$ 441	3.3	$ 343	2.7	$ 1,507	2.9	$ 1,414	2.9
G&A:	2,693	19.8	2,499	19.3	10,407	19.9	10,097	20.6
R&D:	123	0.9	141	1.1	493	0.9	526	1.1
Total OE:	3,257	24.0	2,983	23.1	12,407	23.7	12,037	24.6

The following table summarizes “constant currency” OE in 4Q and year 2022 compared to the same periods in 2021 by OE category:

OE Category	4Q 2022 const FX	4Q 2021	2022 const FX	2021
S&M:	$ 451	$ 343	$ 1,540	$ 1,414
G&A:	2,801	2,499	10,757	10,097
R&D:	123	141	494	526
Total OE:	3,375	2,983	12,791	12,037

S&M expenses increased in 2022 primarily because UTMD expanded its warehouse and distribution resources to accommodate storage of finished devices and drop-shipping to end users for its largest OEM customer, in addition to similar marginal labor cost increases as in manufacturing.  UTMD also attended more trade shows in 2022, as the year of 2021 was COVID restricted.

A division of G&A expenses by location follows. Note that between 58% and 65% of total G&A expenses in all periods were from the non-cash expense of amortizing IIA related to the Filshie Clip System.

G&A Exp Category	4Q 2022	% of sales	4Q 2021	% of sales	2022	% of sales	2021	% of sales
IIA Amort - UK:	$ 467	3.4	$ 536	4.1	$ 1,965	3.8	$2,189	4.5
IIA Amort– CSI:	1,105	8.1	1,105	8.6	4,421	8.5	4,421	9.0
UK:	145		146		573		616
US:	809		545		2,826		2,208
IRE:	94		86		319		321
AUS:	42		42		166		178
CAN:	31		39		137		164
Total G&A:	2,693	19.8	2,499	19.3	10,407	19.9	10,097	20.6

The table below identifies “constant currency” OUS G&A expenses for 4Q and year 2022 compared to the same periods in 2021:

G&A Exp Category	4Q 2022 const FX	4Q 2021	2022 const FX	2021
IIA Amort- UK:	$ 535	$ 535	$2,187	$2,189
Other– UK:	166	146	642	616
IRE:	106	86	359	321
AUS:	47	42	180	178
CAN:	33	39	142	163

Total G&A:	887	848	3,510	3,467

Product development (R&D) expenses declined as a result of reassigning engineers to help with manufacturing improvements and quality assurance in a challenging year.

In summary, despite inflationary cost pressures, in 2022 UTMD was able to improve OI close to 5% when GP increased just 4%.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 4Q 2022 EBT was $5,591 (41.2% of sales) compared to $5,181 (40.1% of sales) in 4Q 2021, an increase of 7.9%. Consolidated 2022 EBT was $20,659 (39.5% of sales) compared to $19,061 (38.9% of sales) in 2021, an increase of 8.4%.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 4Q 2022 was $521 compared to $51 NOI in 4Q 2021. Net NOI in 2022 was $869 compared to $181 NOI in 2021.

The increase in 4Q 2022 and year 2022 NOI was due primarily to higher interest rates for higher cash balances.  It is interesting to note that the higher NOI covered the increase in litigation expenses in G&A OE.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 4Q 2022 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) was $7,404 compared to $7,035 in 4Q 2021, an increase of 5.2% in this 4Q operating metric. Adjusted consolidated EBITDA was $27,891 for the year 2022 compared to $26,530 in 2021, an increase of 5.1% in this annual operating metric.

UTMD’s adjusted consolidated EBITDA as a percentage of sales was 54.5% in both 4Q 2022 and 4Q 2021. UTMD’s adjusted consolidated EBITDA as a percentage of sales was 53.3% for the year 2022 compared to 54.1% in 2021.

Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial performance.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	4Q 2022	4Q 2021	2022	2021
EBT	$5,591	$5,181	$20,659	$19,061
Depreciation Expense	158	153	612	636
Femcare IIA Amortization Expense	467	535	1,965	2,189
CSI IIA Amortization Expense	1,105	1,105	4,421	4,421
Other Non-Cash Amortization Expense	8	8	31	35
Stock Option Compensation Expense Interest Expense	62 -	43 -	183 -	166 -
Remeasured Foreign Currency Balances	13	10	20	22
UTMD non-US GAAP EBITDA:	$7,404	$7,035	$27,891	$26,530

Note

All UTMD income statement measures from GP through EBT including non-US GAAP adjusted consolidated EBITDA for 2021 were unaffected by the change in the UK corporate income tax rate enacted in 2Q 2021.

Net Income (NI)

NI in 4Q 2022 of $4,555 (33.6% of sales) was 10.3% higher than NI of $4,131 (32.0% of sales) in 4Q 2021. NI for the year 2022 of $16,473 (31.5% of sales) was 11.4% higher than the US GAAP NI of $14,788 (30.1% of sales) in 2021.

NI per US GAAP in the prior year of 2021 was affected by an additional tax provision expense required to be recorded in the quarter in which a tax change is enacted, as a result of an adjustment to UTMD’s deferred tax liability (DTL).  This lowered 2021 NI by $390.  The DTL results from the tax effect of not being able to deduct remaining future amortization expense of Femcare IIA. In 2Q 2021, because the UK reset its corporate tax rate from 19% to 25% beginning with 2Q 2023, it caused UTMD to have to book an additional $390 in its 2Q 2021 income tax provision that represents the additional tax which will be paid in the UK over the then remaining five year life of the 2011 Femcare acquisition IIA. Excluding the $390 DTL increase in 2Q 2021, year 2021 non-US GAAP NI was $15,178 (30.9% of sales).  A comparison of 2022 NI with non-US GAAP 2021 NI gives an 8.5% increase (instead of 11.4%), which is more consistent with the change in EBT.

The average consolidated income tax provisions (as a % of the same period EBT) in 4Q 2022 and 4Q 2021 were 18.5% and 20.3% respectively, and were 20.3% and 22.4% in year 2022 and 2021 respectively. As the income tax provision rate for 2021 is not directly related to EBT because of the DTL adjustment, UTMD provides the following non-US GAAP income tax rate excluding the 2Q 2021 $390 tax provision adjustment: 20.4%, which is more consistent with 2022.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. UTMD has consistently paid millions of dollars in income taxes annually. The basic 2022 corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

Diluted EPS in 4Q 2022 were $1.253 compared to $1.127 in 4Q 2021, an 11.2% increase.  US GAAP diluted EPS in year 2022 were $4.522 compared to $4.041 in 2021, an 11.9% increase.  Excluding the “one-time” income tax provision increases due to the DTL adjustment in 2021, non-US GAAP diluted EPS in 2021 were $4.147. The 2022 EPS increase over the non-US GAAP 2021 EPS was 9.0%, which is more indicative of normal operating results. The increases in EPS were higher than the increases in OI as a result of the 2022 improvement in NOI from higher interest on higher cash balances, and a stock buy-back in 2Q 2022. Diluted shares were 3,634,686 in 4Q 2022 compared to 3,667,199 in 4Q 2021, and 3,643,256 for the year 2022 compared to 3,659,814 in 2021.

The number of shares used for calculating 4Q 2022 and year 2022 EPS were higher than the December 31, 2022 outstanding shares balance because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee options. Outstanding shares at the end of calendar year 2022 were 3,627,767 compared to 3,654,737 at the end of 2021. The difference was due to 3,501 shares in employee option exercises during 2022, less 366 shares swapped to pay the exercise price. For comparison, outstanding shares were 3,625,195 at the end of 3Q 2022. The total number of outstanding unexercised employee and outside director options at December 31, 2022 was 67,433 at an average exercise price of $73.66, including shares awarded but not yet vested. This compares to 51,858 unexercised option shares at the end of 2021 at an average exercise price of $69.24/ share, including shares awarded but not vested.

The number of shares added as a dilution factor for 4Q 2022 was 7,630 compared to 15,132 in 4Q 2021. The number of shares added as a dilution factor for the year 2022 was 5,934 compared to 12,606 in 2021. In October 2022, 20,600 option shares were awarded to 40 employees at an exercise price of $82.60 per share. No options were awarded in 2021. UTMD’s stock option plan, approved by stockholders to provide an ownership stake in the Company, continues to be an integral part of attracting and retaining productive employees.  Employees average 15 years tenure with the Company, which is a key strategic benefit.  The plan has not been dilutive to stockholders, as the Company has consistently repurchased more shares in the open market than it awarded in options.

UTMD paid $1,051 ($0.290/share) in dividends to stockholders in 4Q 2022 compared to $8,349 ($2.285/ share) paid in 4Q 2021. The dividends paid in 4Q 2021 included a regular $0.285/share dividend declared in September after 3Q 2021, and a special $2.00/ share dividend declared in November and paid in December in lieu of a regular dividend that otherwise would have been paid in January 2022. Without having been able to repurchase its shares in 2021, the special dividend helped the Company continue to achieve its continuing capital allocation objective of returning value to stockholders. UTMD paid $3,162 ($0.87/share) in dividends to stockholders in 2022 compared to $11,465 ($3.14/ share) in dividends in 2021. The dividends paid in 2022 represented three calendar quarters because of the early dividend payment in 2021. Also, in 2022 UTMD made $2,495 in share repurchases. As declared in November 2022, UTMD’s regular quarterly dividend was increased to $0.295 per share starting with a January 2023 payment.

In 2Q 2022, UTMD repurchased 30,105 of its shares in the open market at $82.88/ share. No shares were repurchased in 2021. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2022 was $100.53, up 0.5% from the closing price of $100.00 at the end of 2021, and up 17.8% from the end of the prior calendar quarter. In comparison, the major stock market indices were all down for the year 2022: the Dow Jones Industrial Average down 8.8%, The S&P 500 Index down 19.4% and the NASDAQ in which UTMD shares are traded down 33.1%.

Balance Sheet

Please see the audited December 31, 2022 Balance Sheet at the end of this report. At the end of 2022 compared to the end of 2021, UTMD’s cash and investments increased $14.1 million to $75.1 million as a result of $27.9 million operating EBITDA minus income taxes, $5.7 million in stock repurchases and cash dividends paid to stockholders, and a $0.7 million increase in non-cash working capital as a result of higher sales and production activity, including a $2.2 million increase in inventories as a hedge against supply chain disruptions. At December 31, 2022, Net Intangible Assets decreased to 18.8% of total consolidated assets from 27.2% on December 31, 2021.

Financial ratios as of December 31, 2022 which may be of interest to stockholders follow:

1)Current Ratio = 15.6

2)Days in Trade Receivables (based on 4Q 2022 sales activity) = 36.7

3)Average Inventory Turns in 2022 (based on 2022 CGS) = 2.6

4)2022 ROE (before dividends) = 15%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.  UTMD’s 2022 SEC Form 10-K will be filed on or before March 31, 2023, and can be accessed on www.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (three months ended December 31)

(in thousands except earnings per share):

	4Q 2022	4Q 2021	Percent Change
Net Sales	$ 13,575	$12,914	5.1%
Gross Profit	8,327	8,112	2.6%
Operating Income	5,070	5,129	( 1.2%)
Income Before Tax	5,591	5,181	7.9%
Net Income (US GAAP)	4,555	4,131	10.3%
Diluted EPS (US GAAP)	$1.253	$1.127	11.2%
Shares Outstanding (diluted)	3,635	3,667

INCOME STATEMENT, Twelve Months (Calendar Year ended December 31)

(in thousands except earnings per share):

	2022	2021	Percent Change
Net Sales	$ 52,281	$ 49,054	6.6%
Gross Profit	32,196	30,917	4.1%
Operating Income	19,790	18,880	4.8%
Income Before Tax	20,659	19,061	8.4%
Net Income before DTL adjust Net Income (US GAAP)	16,473 16,473	15,178 14,788	8.5% 11.4%
Diluted EPS before DTL adjust Diluted EPS (US GAAP)	$ 4.522 $ 4.522	$ 4.147 $ 4.041	9.0% 11.9%
Shares Outstanding (diluted)	3,643	3,660

BALANCE SHEET

(in thousands)	(audited) DEC 31, 2022	(unaudited) SEP 30, 2022	(audited) DEC 31, 2021
Assets
Cash & Investments	$75,052	$69,511	$60,974
Accounts & Other Receivables, Net	5,538	6,034	5,132
Inventories	8,814	8,310	6,596
Other Current Assets	515	387	456
Total Current Assets	89,919	84,242	73,158
Property & Equipment, Net	10,619	10,257	11,067
Intangible Assets, Net	23,336	23,914	31,411
Total Assets	$123,874	$118,413	$115,636
Liabilities & Stockholders’ Equity
Accounts Payable	$ 1,218	$ 1,289	$ 760
REPAT Tax Payable	432	220	220
Other Accrued Liabilities	4,103	4,760	2,765
Total Current Liabilities	$5,753	$6,269	$3,745
Deferred Tax Liability – Intangible Assets	1,513	1,479	2,105
Long Term Lease Liability Long Term REPAT Tax Payable	341 1,463	354 1,675	396 1,675
Deferred Revenue and Income Taxes	549	450	577
Stockholders’ Equity	114,255	108,186	107,138
Total Liabilities & Stockholders’ Equity	$123,874	$118,413	$115,636